UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2005
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Events
SIGNATURE

Item 1.01.  Entry into a Material Definitive Agreement
     On October 6, 2005, we reached an agreement in principle with American Pacific Corporation, a Delaware corporation (“AMPAC”) regarding certain amendments and clarifications to be made to the previously filed Purchase Agreement, by and among our subsidiaries Aerojet Fine Chemicals LLC, a Delaware limited liability company (“AFC”), Aerojet-General Corporation, an Ohio corporation (“Aerojet”), and AMPAC dated July 12, 2005 (the “Purchase Agreement”), pursuant to which AMPAC has agreed to acquire AFC’s fine chemicals business (the “Business”).
     AFC, Aerojet and AMPAC have agreed to amend the Purchase Agreement to reflect a change in the sale price and payment terms of the transaction. The revised purchase price will be $114.0 million plus a contingent payment of up to $5.0 million and the assumption by AMPAC of certain liabilities. Of this purchase price, $88.5 million will be cash payable at closing, $19.0 million will be a seller note, $6.5 million will be a second seller note, both notes to be delivered at closing, and the contingent payment of up to $5.0 million that will be based on specified earning targets of the Business in the twelve month period ending September 30, 2006. AFC, Aerojet and AMPAC have agreed to add a working capital adjustment in the Purchase Agreement based on the amount of working capital of the Business at the closing. Finally, the parties have agreed to certain other clarifying changes and additional responsibilities in the Purchase Agreement.
Item 8.01.  Other Events
     On October 11, 2005, we received notice that the United States Supreme Court denied our petition for a writ of certiorari following the Sixth Circuit Court of Appeals’ November 22, 2004 decision in the case of GenCorp Inc. v. Olin Corporation. In that decision, the Court of Appeals upheld the partial judgment of the U.S. District Court for the Northern District of Ohio in favor of Olin on its contribution claims under CERCLA (see additional discussion in Note 9 of Notes to Unaudited Condensed Consolidated Financial Statements of our Form 10-Q for the fiscal quarter ended August 31, 2005). The Court of Appeals also remanded the case for further consideration of Olin’s claim for declaratory judgment for future costs against GenCorp.
     Still held in abeyance with the district court and not addressed in the Court of Appeals’ decision are GenCorp’s claims against Olin under the terms of a 1962 agreement which placed responsibility on Olin to insure the TDI Plant against liabilities.
     As we have disclosed in previous Exchange Act filings, the lower court’s judgment against GenCorp is approximately $19 million, plus pre-judgment interest in the amount of approximately $11 million. GenCorp secured a Supersedeas Bond for stay of enforcement of that judgment pending appeal. If we are required to satisfy the judgment at this time, we believe that we will be able to do so out of funds and/or financing sources available to us.
     We had previously concluded that it was not appropriate to accrue amounts relating to this matter because (i) we previously accrued the entire amount of its estimated potential liability for contamination at the Olin TDI facility, a plant built and operated by Olin on GenCorp property near the Big D site, and related offsite contamination, except for disposal at the Big D site, (ii) we believed we had a strong basis for appeal on the grounds that we are not derivatively or directly liable as an arranger for disposal at the Big D site, both as a matter of fact and law, and that a recent decision by the U.S. Supreme Court issued after the November 22, 2004 decision by the Court of Appeals raises the question as to whether Olin is entitled to contribution under CERCLA, and (iii) irrespective of whether, upon exhausting all avenues of appeal, there is a finding of CERCLA liability, we believed that (a) if Olin prevails, we should ultimately benefit from available insurance proceeds up to potentially the entire amount of any monies we are obligated to pay Olin under CERCLA, or (b) if Olin fails to recover in its action against its insurance carriers, Olin’s breach of its contractual obligation to insure the TDI Plant should result in a reduction in, or elimination of, such liability.
     We are currently evaluating the potential impact that this most recent ruling denying our petition for a writ of certiorari may have to our results of operations and financial position. In the meantime, we will continue to pursue our claims against Olin, and to review and pursue the options that may be available to reverse the judgment, stay its execution, and otherwise protect our rights.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Vice President, Law;
Deputy General Counsel
and Assistant Secretary
Dated: October 11, 2005